Exhibit 10.2A

                    REAL PROPERTY PURCHASE AND SALE AGREEMENT

      THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 15 day of January, 1999 (the "Effective Date"), by and between HARBOR COMMUNITY INVESTMENT, L.C., an Iowa limited-liability company ("Seller") and AB CAPITAL, L.L.C., a Delaware limited liability company or its permitted designee ("Buyer").

      WHEREAS, Seller is the owner of the following interests in real property, together with all of the appurtenances belonging to or otherwise related to such real properties (collectively the "Real Property"):

      (i) The real property interest described on Schedule A-1 attached and incorporated herein by this reference (the "Portside Facility"); and

      (ii) The real property interest described on Schedule A-2 attached and incorporated herein by this reference ("HCI Parking Lots").

      WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller's rights, title and interests in and to the Real Property.

      WHEREAS, concurrently with execution and delivery of this Agreement, Buyer is entering into the Asset Purchase and Sale Agreement with Greater Dubuque Riverboat Entertainment Company, L.C., an Iowa Limited Liability Company ("GDREC"), pursuant to which, among other things, Buyer has agreed to purchase and acquire from GDREC, and GDREC has agreed to sell, transfer, assign and convey to Buyer, certain assets of GDREC, the purchase and sale of which is a condition of closing the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration for the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, Seller and Buyer hereby agree as follows:

      1. Purchase And Sale of the Real Property. Except as otherwise provided below and subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, all of Seller's rights, title and interests in and to the Real Property.

      2. Purchase Price. The purchase price to be paid by Buyer to Seller for Buyer's purchase and acquisition of the Real Property shall be Five Million Dollars ($5,000,000.00) (the "Purchase Price"). On the Closing Date, the entire Purchase Price will be paid in cash to Seller.
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      3. Assumed Obligations. In addition to the payment of the Purchase Price,
Buyer shall, as part of the Closing, assume the specific liabilities, obligations, contracts and agreements of Seller listed on Schedule 3 (collectively, the "Assumed Obligations"). Notwithstanding any other provisions in this Agreement to the contrary, Buyer shall assume the Assumed Obligations only to the extent arising or accruing from and after the Closing Date, and Buyer shall have no duty or obligation whatsoever with respect to any duties or obligations of Seller arising or accruing before the Closing Date (all of which shall be the sole responsibility and liability of Seller). Notwithstanding any other provision in this Agreement to the contrary, Seller shall have no duty or obligation whatsoever with respect to any duties or obligations of Buyer arising or accruing under any of the Assumed Obligations after the Closing Date (all of which shall be the sole responsibility and liability of Buyer). Except for the Assumed Obligations, Buyer shall not assume or become obligated or liable with respect to any obligation or liability of Seller, including, but not limited to, any liability or obligation of Seller related to any litigation to which Seller is a party. Subject to the terms and conditions of this Agreement, Buyer and Seller shall execute and deliver on the Closing Date an Assignment and Assumption Agreement substantially in the form of Exhibit C attached hereto and incorporated herein by this reference (the "Assignment and Assumption Agreement") pursuant to which Buyer shall assume the Assumed Obligations and Seller shall assign the Assumed Obligations. Seller is not in material breach or violation of or default under any terms of any Assumed Obligation. On or prior to the Closing Date, Seller shall obtain the necessary consents or approvals required in connection with the Seller's assignment of the Assumed Obligations.

            3.1 Excluded Obligations. Notwithstanding any other provision of this Agreement to the contrary, except for the Assumed Obligations, Buyer shall not assume or become obligated or liable with respect to any obligation of Seller, including, without limitation, the following (collectively, "Excluded Obligations"):

                  (i) obligations or liabilities of Seller now existing or that hereafter may exist with respect to any litigation of Seller;

                  (ii) except as otherwise provided herein, obligations and liabilities of Seller incurred in connection with or relating to the transfer of the Real Property, including, without limitation, federal, state and local transfer taxes or other taxes incurred by reason of such transfer; and

                  (iii) any other obligation or liability of Seller arising or relating to the period before the Closing Date.

      4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows. The following representations and warranties of Seller shall survive the Closing for a period of eighteen (18) months, except for the representations and warranties in Section 4.1 (Organization, Standing and Authority of Seller),
Section 4.2 (Marketable Title) and Section 4.6 (Taxes) which shall survive the Closing indefinitely and Section 4.3 (Litigation) which shall survive the Closing for the applicable statutes of limitation and appeal period of any litigation associated with Seller.


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

            4.1 Organization, Standing and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing and qualified to do business in the State of Iowa. Seller is not in violation of its Articles of Organization, Operating Agreement or other organizational documents in any manner that would adversely affect the validity, binding nature or enforceability of Seller's obligations under this Agreement or, after the Closing Date, Buyer's title to all of the Real Property. Seller has the power and authority to execute, deliver and perform this Agreement and has taken all action required bylaw for such execution, delivery and performance. This Agreement is a valid and legally binding agreement of Seller enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by (a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). There are no contractual or other limitations on Seller's power to enter into this Agreement and to consummate the transactions contemplated hereby.

            4.2 Marketable Title. Seller is the sole and exclusive fee title holder of and has good and marketable title, or with respect to leasehold interests the sole and exclusive lessee other than GDREC, to the Real Property and of all rights, title and interests in and to all of the appurtenances belonging or appertaining to the Real Property. On the Closing Date, the Real Property shall be free and clear of all liens, defects of title, pledges, security interests, conditional sales agreements, charges, easements, rights of way, covenants, conditions, encumbrances, and claims of any kind or nature whatsoever, other than the Leases (as defined in Section 4.17) and easements, rights of way, covenants and conditions identified in the Abstract (as defined in Section 10.2) (collectively the "Encumbrances") provided, however, Buyer acknowledges that a portion of the proceeds from the Purchase Price shall be used to pay the Notes and real estate purchase contracts referred to on Schedule
4.2. Upon consummation of the transactions contemplated hereby, Buyer shall receive the Real Property free and clear of all Encumbrances.

            4.3 Fixtures. All fixtures attached to all structures located on any and all of the Real Property are or on the Closing Date will be free from all liens and encumbrances, other than the Leases (as defined in Section 4.24) and easements, rights of way, covenants and conditions identified in the Abstract (as defined in Section 10.2), provided, however, Buyer acknowledges that a portion of the proceeds from the Purchase Price shall be used to pay the Notes and real estate purchase contracts referred to on Schedule 4.2. Without limiting the generality of the foregoing, fixtures include plumbing, flagpoles, pumps, shrubbery and outdoor statuary.

            4.4 Litigation. Except as set forth on Schedule 4.4, there are no pending, and Seller has no knowledge of any threatened, annexation, condemnation or other proceeding, suit, action, claim, proceeding or litigation against or affecting any part of the Real Property. Except as set forth on Schedule 4.4, no actions, suits, claims or proceedings of any kind are pending or, to the best of Seller's knowledge, threatened against Seller or the Real Property that, individually or in the aggregate, could have an adverse effect on the Real Property or the purchase and sale of the Real Property contemplated by this Agreement, whether at law or in equity, or before or by any


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

court or governmental, administrative or regulatory agency, authority or body or before any arbitrator of any kind, and no investigations are being conducted or, to the best of Seller's knowledge, threatened that could lead to any such action, suit or proceeding. Except as set forth on Schedule 4.4, Seller is not subject to any order, writ, injunction or decree of any federal, state or local court, department, agency or instrumentality or of any arbitrator. Seller agrees to indemnify, defend and hold Buyer harmless from any suits, claims, damages or liabilities relating to any action on Schedule 4.4.

            4.5 No Conflict. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement are not contrary to the Articles of Organization or Operating Agreement of Seller. Except as set forth on Schedule 4.5, the execution, delivery or performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not (a) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other restriction, to which Seller is a party or by which any of the Real Property is bound, provided, however, Buyer acknowledges that a portion of the proceeds from the Purchase Price shall be used to pay the Notes and real estate purchase contracts referred to on Schedule 4.5, which if not paid would result in acceleration of the amounts owed under those Notes and contracts, (b) result in the creation of any Encumbrance on any of the Real Property, (c) except as noted in the first proviso above, result in an acceleration or termination of any note, loan or security agreement or other agreement or instrument intended, as security for an obligation of Seller, or (d) result in a violation of an order, judgment, decree, rule, regulation, or law applicable to Seller. Seller shall remove any restriction on performance of this Agreement as listed on Schedule 4.5 on or before the Closing Date.

            4.6 No Violation of Law, Order, Rule or Regulation. Neither the execution by Seller of this Agreement nor the consummation of the purchase and sale of the Real Property contemplated by this Agreement will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

            4.7 Improvement Liens or Special Assessments. Seller has not received any notice and nor has any knowledge of any pending or threatened improvement lien or special assessment to be made against any of the Real Property by any governmental authority.

            4.8 Taxes. Seller has timely filed (or has had timely filed on its, behalf) or will timely file or cause to be timely filed all tax returns required by applicable law to be filed before or as of the Closing Date. All such tax returns and amendments thereto are or will be true, complete and correct. All taxes due and payable by Seller, or otherwise arising from, imposed in connection with, or applicable to the assets, operations and/or the business of Seller, in respect to any period ending before or as of the Closing Date, have been or will have been paid on or before the Closing Date, or, where payment is not yet due, Seller has established, or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all taxes. Except as set forth on Schedule 4.8, no tax audits are pending or being conducted with respect to the Seller. Seller has not received notice from any taxing authority that it intends to audit Seller


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

for any open year, nor is there any audit currently in progress other than as set forth on Schedule 4.8. Seller has paid all taxes required to be paid to any taxing authority that could in any way now or hereafter constitute a lien against the Real Property or any part thereof (except for real property taxes for the current year that are not currently due and payable to be prorated as provided in Section 10.11 below), and Seller has not received any notice from any taxing authority or governmental agency asserting that Seller has failed to file or that Seller has filed improperly any foreign, federal, state or local tax return or report pertaining to the Real Property (except with respect to current real property taxes not yet delinquent) that now or hereafter could constitute or result in a lien against the Real Property or any part thereof. No action or proceeding is pending or, to the best of the Seller's knowledge, threatened by a governmental agency or authority for the assessment or collection of taxes against Seller or the Real Property.

            4.9 No Options. Except for that certain right of first refusal granted to Dubuque Racing Association ("DRA") under the Operating Agreement between Seller and DRA dated February 22, 1993, as amended (the "DRA Operating Agreement"), no person, firm, corporation or other entity of any kind has any right of first refusal or similar right or option to acquire from Seller or use the Real Property or any part thereof.

            4.10 Compliance With Laws. Except as set forth on Schedule 4.10 and except for environmental matters which are addressed in Section 4.22 hereof, Seller is in substantial compliance with all statutes, laws, ordinances and regulations applicable to Seller or the Real Property, and Seller has received no notice that the present use of the Real Property violates any applicable federal, state or local laws, zoning or building ordinances or codes, or health, safety or fire ordinances, and the Real Property is zoned for the purposes for which the Real Property currently is being used. Seller has not violated any statute, law, ordinance or regulation applicable to Seller's use of the Real Property that would (i) materially affect the consummation of the transactions contemplated by this Agreement or (ii) materially adversely affect the ownership or use of the Real Property by Buyer.

            4.11 No Mechanic's or Materialman's Liens. No labor has been performed on, and no material has been furnished for, the Real Property or any part thereof, for which Seller has not heretofore fully paid, or for which a mechanic's or materialman's lien or any other lien can be claimed by any person, party or entity.

            4.12 No Condemnation or Zoning Proceedings. Seller has no knowledge of nor has it received notice of any pending or threatened condemnation or zoning proceeding that would affect the use of the Real Property, nor has Seller gained knowledge of or received notice of any pending or threatened special assessment proceeding in relation to the Real Property or any part thereof.

            4.13 Encumbrances. At the Closing, the Real Property will not be encumbered by any obligation, written or oral, to pay or reimburse any party claiming by or through Seller for the testing, analysis, engineering or construction of improvements for the benefit of any of the Real Property or for legal fees that Seller has incurred before the Closing. This representation and warranty shall not create any liability on the part of Seller for, and Buyer will hold Seller harmless


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

from, the claims of any person resulting from the testing, analysis or engineering studies undertaken by Buyer as part of its due diligence.

            4.14 Not a Foreign Person. Seller is not, and Seller shall not be at the time of the Closing, a foreign person as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "IRC").

            4.15 Payment of Fees, Costs and Expenses. At the Closing, all fees, costs and expenses then due for permits required by a state or local government entity that governs the Real Property shall have been fully paid by Seller. To the extent any such fees, costs or expenses apply to periods of time after the Closing Date and provided Buyer will receive the benefit thereof, such fees, costs and/or expenses shall be prorated as provided in Section 11 below.

            4.16 Licenses and Permits. Schedule 4.16 contains a list of all licenses, permits, registrations and certificates obtained by Seller from governmental agencies for the operation and ownership of any of the Real Properties. Such licenses, permits, registrations and certificates constitute all licenses, permits, registrations and certificates from governmental agencies necessary for the operation of each of the Real Properties as now conducted by Seller. No suspension, cancellation or termination of any of the licenses, permits or certificates referred to in this Section 4.16 has been made or threatened by any governmental authority to the effect that the operation of the Real Properties fails to comply in any material respect with any law, rule, regulation or ordinance or that any license, permit or certificate not listed on
Schedule 4.16 is necessary with respect to Seller's operation or ownership of the Real Property.

            4.17 Consents. Except as set forth on Schedule 4.17 (which consents shall be obtained by Seller on or before Closing) and except for the consents already obtained by Seller, (a) no consent, approval or agreement of any person, entity, party, court or government is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance of the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (b) Seller's execution and delivery of this Agreement and the performance by Seller of Seller's obligations under this Agreement do not and will not require any registration with, consent or approval of, notice to or any action by any person or governmental authority; and (c) neither Seller nor Buyer is required to obtain any permit of any kind from any regulatory or governmental authority in order to consummate the transactions contemplated by this Agreement. Seller shall use its best efforts to obtain before the Closing Date all requisite consents, approvals and agreements of third parties, including, without limitation, governmental or other regulatory agencies, foreign or domestic, required to be received by or on the part of the Seller for the execution and delivery of this Agreement and the performance of its terms.

            4.18 Brokerage and Finder's Fees. Except as set forth in Schedule 4.18, neither Seller nor anyone on Seller's behalf has any actual or potential liability to any broker, finder or agent, and Seller has not agreed to pay any brokerage fee, finder's fee or commission, with respect to the transactions contemplated by this Agreement. Seller shall indemnify and hold harmless Buyer against all claims and liabilities asserted against Buyer, any of the Real Property,


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or any combination of them, by any person acting or claiming to act as a broker or finder on behalf of Seller.

            4.19 Utilities Access. Water, sewer, electric, natural gas, telephone and drainage facilities and all other utilities required for the normal operation of each of the Real Properties as they are presently used are installed in and to each of the Real Properties, are connected with valid permits (except that the failure to hold such a permit that does not materially adversely effect the Real Property shall not be a breach hereof) and are adequate to service the Real Properties as presently operated and to permit material compliance with all requirements of presently applicable laws, rules and regulations.

            4.20 Public Improvements. Except as set forth on Schedule 4.20, to the best of Seller's knowledge, there are no current or proposed plans to widen, modify or realign any street or highway and no existing, proposed or threatened imminent domain proceedings, or private purchase in lieu of such proceedings, that would effect any of the Real Property in any way whatsoever, and there are no presently-planned public improvements that would or could result in the creation of special assessment or a similar lien on any of the Real Property.

            4.21 Adverse Agreements. Seller is not a party to any undisclosed agreement or instrument or subject to any undisclosed charter or other restriction or any undisclosed judgment, order, writ, injunction, decree or award that materially adversely effects or in the future could materially adversely effect the operation of any of the Real Property or any other party thereof.

            4.22 Environmental Conditions. As of the date of this Agreement and as of the Closing Date:

                  (a) Seller's activities on the Real Property materially comply with all applicable Environmental Laws. Except as set forth on Schedule 4.22(a), Seller has not received any communication (written or oral) from a governmental authority that alleges that Seller or GDREC is not in full compliance with any applicable Environmental Law.

                  (b) Except as set forth on Schedule 4.22(b), Seller has not caused any Release or threatened Release of any Hazardous Material in, on, under or from any of the Real Property and has not at any time before the date of this Agreement and will not have at any time before the Closing conducted any activity at or on any of the Real Property that has caused a release of any Hazardous Material in, on, under or from any of the Real Property.

                  (c) Seller has not at any time before the date of this Agreement and will not have at any time before the Closing, manufactured, processed, treated, disposed of, or otherwise deposited, or generated in, on or under any of the Real Property or at any other location any Hazardous Material. To the best of Seller's knowledge, none of the Real Property contains any underground storage tank.


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

                  (d) Except as set forth on Schedule 4.22(d), no judicial or administrative enforcement action, proceeding, suit, arbitration, claim, order, directive, notice of inspection, notice of abatement, notice of noncompliance, or investigation by any governmental authority pursuant to any applicable environmental law or relating to the presence, Release or threatened Release of any Hazardous Material or the alleged or actual violation of any Environmental Law (together, "Claim") has been made, or is pending or, to the best of Seller's knowledge, has been threatened against Seller with respect to the Real Property or Seller's operations thereon by any governmental authority pursuant to any applicable Environmental Law.

                  (e) Seller has not granted or allowed access to or use of any part of the Real Property owned by Seller to any individual or entity to conduct any activity that has caused or threatens to cause the Release of any Hazardous Material on any of the Real Property.

                  (f) There is no existing restriction on the ownership, occupancy or use of the Real Property in connection with any Environmental Law or any Release, threatened Release or disposal of a Hazardous Material.

                  (g) True and correct copies of all environmental audits, reports, test results and studies in the possession of Seller and inspection reports from any applicable regulatory authority which concern the Real Property have been delivered to Buyer.

            Except as provided above, Seller makes no representation or warranty regarding the compliance of the Real Property with any applicable Environmental Laws or with respect to the environmental condition or status of the Real Property. Seller makes no representation or warranty regarding the activities, operations or use by any predecessor of Seller of the Real Property. In addition to any indemnification obligation under Section 15.2. for the eighteen (18) month period commencing the Closing Date, Seller shall indemnify Buyer for any out of pocket costs or expenses actually incurred by Buyer during such eighteen
(18) month period with respect to any third party environmental Claim to the extent the event giving rise to the Claim occurred prior to the Closing Date and to the extent that Buyer has not received contribution, indemnification or other payment therefor from another party. The Buyer's right to indemnification under this Section 4.22 shall be limited as follows: (i) the obligation to indemnify from environmental Claims includes only indemnification for third party Claims for remediation arising from actual orders received from the Iowa Department of Natural Resources or the Federal Environmental Protection Agency, and (ii) except for breaches of representations contained in this Section 4.22 regarding Seller's activities, the obligation to indemnify for environmental Claims does not include Claims arising from property leased from the City of Dubuque, Iowa nor Claims arising from the lot on which the Ice Harbor Mall is located. Buyer shall not be entitled to make a Claim for indemnification against Seller pursuant to this Section 4.22 unless such individual third party environmental Claim, together with all other environmental Claims, exceeds $200,000.00 (in which case all such Claims will be paid); provided, however, in no event shall the aggregate of Claims under this Section 4.22 plus the indemnifiable Damages under Section 15.2, exceed $3,000,000.00. Any indemnification obligation of Seller pursuant to this Section 4.22 shall be applied and offset against the Preferred Membership Interests set forth in Section 3.1 of the Asset Purchase Agreement (as defined below in Section 7.3).


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      For purposes of this Section 4.22 the following terms shall the meanings set forth below:

            "Environmental Laws" means any and all federal, state and/or local laws, regulations and legal requirements that exist on the Closing Date pertaining to (i) the protection of health, safety and the indoor and outdoor environment, (ii) the conservation, management or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater, (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (v) pollution (including, without limitation, any Release to air, land, surface water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. 6901 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq.; the Clean Air Act of 1966, as amended, 41 U.S.C. 7401 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. App. 1801 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq.; the National Environmental Policy Act of 1969, 42 U.S.C. 4321 et seq.;
the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq.; any similar, implementing or successor law to any of the foregoing and any amendment, rule, regulation, order or directive issued thereunder.

            "Hazardous Material" means any substance, chemical, compound, product, solid gas, liquid, waste, byproduct, pollutant, contaminant or material that is hazardous or toxic, and includes, without limitation, (i) asbestos, polycholorinated biphenyls and petroleum; and (ii) any such material classified or regulated as "hazardous" or "toxic" or as a "contaminant" or "pollutant" under the laws of the State of Iowa or any Environmental Law.

            "Release" means any soiling, migrating, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.

            4.23 Accuracy of Information. No statements, representations and warranties made by Seller in this Agreement and in the schedules and exhibits attached hereto contain any untrue statement of material fact or omitted any material facts necessary to make the statements or facts contained therein not materially misleading, and all lists contained in the schedules attached hereto are materially complete and correct. None of the information supplied or to be supplied on or before the Closing Date by or on behalf of Seller to Buyer in connection with this


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Agreement, the transactions contemplated hereby or the negotiations leading up to the execution and delivery of this Agreement did contain or will contain, at the respective times when such information was or is delivered, any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. If at any time after delivery but before the Closing, Seller becomes aware that any such information has become untrue or misleading, in any material respect, Seller shall promptly notify Buyer in writing of such occurrence.

            4.24 Leases. (a) Except as set forth in Schedule 4.24 ("Leases"), Seller has not entered into any and there are no leases relating to any portion of the Real Property and no person, other than the tenants under the Leases ("Tenants"), has any right of possession to the Real Property or any part thereof, (b) except as set forth in the Leases, no rent concessions to Tenants are currently in effect, no rent has been paid more than thirty (30) days in advance by any Tenant, and no Tenant has any claim against Seller for any security deposit or other deposits; (c) no Lease grants any Tenant any right to purchase all or any portion of the Real Property; (d) except for oral leases, each of the Leases has been validly executed by Seller; (e) Seller has not given any Tenant under any Lease a notice of default under such applicable Lease nor any notice of the occurrence of any event that with the passage of time or the giving of notice or both could become an event of default under such Lease; (f) to Seller's knowledge, no default or breach exists on the part of any Tenant under any Lease, nor has there been any occurrence or omission which, with the giving of notice or the passage of time or both, could constitute such a default; (g) to Seller's knowledge, there do not exist any set-offs, defenses or claims in favor of any Tenant under a Lease and no such claims have been asserted, with the result that each Tenant is fully obligated to pay, and is paying, the rent and other charges due thereunder, and is fully obligated to perform, and is performing, all other obligations of such Tenant under such Lease; (h) Seller as landlord has fully completed all construction obligations and all tenant improvements specified in the Leases to be the responsibility of the landlord thereunder; and (i) Seller has not received any notice of any default or breach on the part of the landlord under any of the Leases, nor does there exist any default or breach on the part of the landlord under any of the Leases.

            4.25 Adverse Facts and Circumstances. Except as set forth on
Schedule 4.25 and except for facts and circumstances with respect to legislative or regulatory actions or with respect to environmental matters, upon which Buyer has conducted and relied, or will conduct and rely, upon its own due diligence, Seller does not know of any fact or circumstance that is reasonably likely to have any material adverse effect on (i) the business of Seller, (ii) the condition, financial or otherwise, or prospects of Seller, (iii) any of the Real Property or Seller's right, title and interest thereto, or (iv) Seller's ability to transfer the Real Property on the Closing Date to Buyer free and clear of all Encumbrances of any kind.

            4.26 Approval of Agreement by Members. This Agreement and each of the transactions contemplated hereby have been duly approved by Seller's members at a meeting duly held by Seller prior to the date of this Agreement.

            4.27 Maintenance of Insurance. Seller carries insurance (including self insurance) in such amounts and covering such risks as set forth on Schedule
4.27. Seller is not in default under any of such policies or binders, nor has Seller failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion, except where such failure to comply therewith would not reasonably be expected to have a material adverse effect on the Real Property, which insurance is adequate for the ownership and use of the Real Property and consistent with insurance customarily maintained for similar properties. Schedule 4.27 contains a complete and accurate list in all material respects of all policies or binders of fire, liability, title and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by Seller with respect to the Real Property, all of which policies and binders are in fill force and effect on the Closing Date. All of such policies and binders are sufficient in all material respects to comply with the terms of all agreements or contracts to which Seller is a party or with respect to which the Real Property is bound. There are no outstanding unpaid claims under any such policies or binders.

            4.29 No Employees. Seller has no employees, has had no employees during the last twelve (12) months and is not a party to any collective bargaining agreement.

      5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows, each of which is true and accurate on the date of this Agreement and as of the Closing Date. The following representations and warranties of Buyer shall survive the Closing for a period of eighteen (18) months.

            5.1 Organization, Standing and Authority of Buyer. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the power to execute and deliver this Agreement and has taken all action required by law for such execution and delivery. This Agreement is a valid and legally binding agreement of Buyer enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by (a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth on Schedule 5.1, there are no contractual or other limitations on Buyer's power to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.

            5.2 No Conflict. The execution, delivery, performance and consummation of this Agreement by Buyer will not (a) conflict with the Articles of Organization and Operating Agreement of Buyer, and (b) except as set forth on
Schedule 5.2, (i) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, contract, agreement or other restriction to which Buyer is a party or to which any of Buyer's property is subject, (ii) result in the creation of any lien or other charge on any of the assets of Buyer, (iii) result in an acceleration or termination of any loan or security interest agreement or similar agreement or instrument to which Buyer is a party or (iv) result in a violation of any order, judgment, decree, rule, regulation or law applicable to Buyer.

            5.3 Litigation. Except as set forth on Schedule 5.3, no actions, suits or proceedings of any kind are pending, or to the best of Buyer's knowledge, threatened, against Buyer that, individually or in the aggregate, could have an adverse effect on the purchase and sale of the Real Property contemplated by this Agreement, whether at law or in equity, or before or by any court or governmental agency, authority or body or before any arbitrator of any kind.

            5.4 No Violation of Law, Order, Rule or Regulation. Neither the execution by Buyer of this Agreement nor the consummation of the purchase and sale of the Real Property contemplated by this Agreement will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

            5.5 Consents. Except as set forth on Schedule 5.5 (a) no consent, approval or agreement of any person, entity, party, court or government is required to be obtained by Buyer or the members of Buyer in connection with the execution and delivery of this Agreement or the performance of terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (b) Buyer's execution and delivery of this Agreement and the performance by Buyer of Buyer's obligations under this Agreement do not and will not require any registration with, consent or approval of, notice to or any action by any person or governmental authority; and (c) neither Buyer nor Seller is required to obtain any permit of any kind from any regulatory or governmental authority in order to consummate the transactions contemplated by this Agreement.

            5.6 Brokerage and Finder's Fees. Except as set forth on Schedule 5.6, neither Buyer nor anyone on Buyer's behalf has any actual or potential liability to any broker, finder or agent, and Buyer has not agreed to pay any brokerage fee, finder's fee or commission, with respect to the transactions contemplated by this Agreement. Buyer shall indemnify and hold harmless Seller against all claims and liabilities asserted against Seller by any person acting or claiming to act as a broker or finder on behalf of Buyer.

            5.7 Accuracy of Information. The statements, representations and warranties made ,by Buyer in this Agreement are true. To the best of Buyer's knowledge, none of the information supplied or to be supplied on or before the Closing Date by or on behalf of Buyer to Seller in connection with this Agreement, the transactions contemplated hereby or the negotiations leading up to the execution and delivery of this Agreement did contain or will contain, at the respective times when such information was or is delivered, any untrue statement of material fact, omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. If at any time after delivery but before the Closing, Buyer becomes aware that any such information has become untrue and misleading, and any material respect, Buyer shall promptly notify Seller in writing of such occurrence.

      6. Covenants of Seller. Seller hereby covenants and agrees to all of the following:

            (a) No Encumbrances. Except for the encumbrances currently present on the Real Property as set forth on Schedule 6.1, Seller shall not cause title to the Real Property to become encumbered after the date of this Agreement. Between the date of this Agreement and the Closing, Seller shall not mortgage, pledge or subject to any lien, charge or encumbrance of any kind any of the Real Property, exclusive of liens arising in the ordinary course of business as to which there is no known default; and Seller shall not permit any of the Real Property to be subject to any obligation or liability (absolute or contingent) except liabilities and obligations incurred in accordance herewith.

            (b) Maintenance. Between the date of this Agreement and the Closing, Seller shall maintain the Real Property in its present repair, order and condition (reasonable wear and use excepted).

            (c) Dumping; Removal. Seller shall permit no dumping of any material on any of the Real Property and in the event that on or before the Closing Date any dumping occurs on any of the Real Property, with or without Seller's permission, Seller immediately upon being notified or otherwise becoming aware that such dumping has occurred on any of the Real Property shall remove therefore all materials dumped thereon.

            (d) Insurance. Between the date of this Agreement and the Closing, Seller, at Seller's sole expense, shall keep all of the Real Property fully insured on a basis presently maintained by Seller.

            (e) Payment of Taxes. On or before the Closing Date, Seller shall have paid all taxes required to be paid to any taxing authority that could in any way on the Closing Date or thereafter constitute a lien against the Real Property or any part thereof (except for real property taxes for the current year that are not currently due and payable on the Closing Date which shall be prorated as provided in Section 10.11 below).

            (f) Compliance with Law. Between the date of this Agreement and the Closing, Seller shall materially comply with all laws applicable to the use of any of the Real Property or to the conduct of the respective businesses conducted with relation to the Real Property.

            (g) Fees for Permits, Etc. Before the Closing, Seller shall pay all fees, costs and expenses then due for permits required by a state or local government entity that governs the Real Property.

            (h) No Disruption. Between the date of this Agreement and the Closing, Seller shall not, and shall not agree to, take, cause to be taken or, to the extent reasonably within Seller's control, permit or suffer to be taken, any action that would cause or tend to cause the purchase and sale of the Real Property contemplated by this Agreement not to be fulfilled.

            6.1 Pre-Closing Assistance. Before the Closing Date, at the request of Buyer, Seller shall use its best efforts to provide reasonably requested information to Buyer for the purpose of assisting Buyer in obtaining Buyer's financing, provided, however, that Seller shall have no liability whatsoever for or associated with such financing other than with respect to any written information of Seller (related to Seller's current operations and not related to any proposed or projected operations of Buyer) furnished to Buyer in connection with such financing. Prior to the Closing Date, Seller shall cause its Manager to be available at such time reasonably requested by Buyer to provide information in the preparation of any documentation and any road show presentations related to the Buyer's financing. Buyer's accountants, at Seller's cost and expense, shall prepare audited financial statements for Seller's 1998 fiscal year. Buyer shall be responsible for brining the Seller's 1996 and 1997 audited financial statements in compliance with Regulation S-X as promulgated by the Securities and Exchange Commission. Buyer agrees to indemnify and hold harmless Seller and any representative or agent of Seller from any liability, claim, expense or cost associated with assisting Buyer in obtaining Buyer's financing, provided, however, that such indemnity shall not apply to the extent such liability, claim, cost or expense (i) relates to any written information of Seller (related to Seller's current operations and not related to any proposed or projected operations of Buyer) furnished to Buyer in connection with such financing; and (ii) arises out of or results from any malfeasance, fraud, willful misconduct or gross negligence of Seller or any of Seller's representatives or agents.

      7. Conditions Precedent to Closing of Buyer and Seller. The obligations of Buyer and Seller under this Agreement are subject to full satisfaction of the following conditions at or before the Closing Date; provided, however, that satisfaction of any of the following conditions may be waived by the mutual written agreement of Buyer and Seller.

            7.1 Threatened or Pending Litigation. Other than set forth on
Schedule 4.3, no suit, action or other proceeding shall be threatened or pending before any court or governmental agency seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of any of the transactions contemplated hereby.

            7.2 Execution and Delivery. All Schedules, Exhibits and other documents to be signed and delivered at or before the Closing by each party hereto.

            7.3 Related Transaction. The consummation of that certain Asset Purchase and Sale Agreement between Buyer and GDREC, dated the _____ day of January, 1999 (the "Asset Purchase Agreement"), a related transaction, and the simultaneous closing of said asset sale.

      8. Conditions Precedent to Buyer's Obligations. Buyer's obligations under this Agreement to close the purchase and sale of the Real Property are subject to the satisfaction of all of the following conditions at or before the Closing Date; provided, however, that satisfaction of any of the following conditions may be waived Buyer.

            8.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as if made at and as of the Closing Date.

            8.2 Seller's Performance. On the Closing Date, all of the covenants, conditions, agreements, requirements and obligations of Seller contained in this Agreement and required to be performed before the Closing by Seller shall have been duly performed, and Seller shall have materially complied with all terms and conditions applicable to Seller under this Agreement.

            8.3 Adverse Changes. Since January 1, 1999, there shall have occurred no material loss, damage or destruction to any of the Real Property or any other event that materially adversely affects or threatens to materially adversely affect the ability of Buyer to use the Real Property in the manner presently used by the Seller.

            8.4 Opinion of Counsel for Seller. Buyer shall have received from Seller's counsel an opinion (the "Seller's Opinion"), dated the Closing Date, in form and substance satisfactory to Buyer and its respective counsel, that:

                  (a) Seller is duly organized, validly existing and in good standing under the laws of the State of Iowa, and Seller has the power and authority to (i) consummate the transactions contemplated by this Agreement,
(ii) execute and deliver this Agreement and any other agreements, documents, instruments and certificates required to be delivered by Seller thereby and perform its duties and obligations required to be performed thereunder; and
(iii) own and use the Real Property as presently conducted.

                  (b) This Agreement is a valid and legally binding agreement of Seller and on the Closing Date will be enforceable against Seller in accordance with its terms except to the extent that enforcement thereof may be limited by
(a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) Except as set forth on Schedule 4.4 of the Real Property Purchase and Sale Agreement, such counsel does not know of any suit, action, arbitration, legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Seller seeking to enjoin the consummation of the transactions contemplated by this Agreement or if which determined adversely to Seller would have a material adverse effect on Seller or the Real Property.

                  (d) Except as set forth on Schedule 4.5 of the Real Property Purchase and Sale Agreement, to the knowledge of such counsel, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a default, or any event that would with notice or lapse of time, or both, constitute a default, under, or violation or breach of (i) Seller's Articles of Organization, Operating Agreement or any indenture, license, permit, lease, franchise, mortgage instrument or other material agreement to which Seller is a party or by which Seller or Seller's properties may be bound, of which such counsel is aware; (ii) any existing federal or Iowa constitution, statute, regulation or law to which Seller or the Real Property are subject; or (iii) any existing judicial administrative decree, writ, judgment or order to which Seller or the Real Property is subject.

                  (e) To the knowledge of such counsel, except for the approval of the members of Seller and except as set forth on Schedule 4.17, no consent, approval, waiver, license or authorization by any person, entity or governmental authority under any federal or Iowa statute or regulation is required in connection with the execution, delivery and performance by Seller of this Agreement, or any other agreements, documents, instruments and certificates. required to be delivered by Seller thereby.

            8.5 Officer's Certificate. Buyer shall have received a certificate from Seller, dated as of the Closing Date and executed by the Chief Operating Officer of Seller to the effect that (a) all of the conditions contained in Sections 7 and 8 have been satisfied; (b) all of the representations and warranties of Seller contained in this Agreement are true and accurate as of the Closing Date; and (c) all of the covenants and agreements of Seller contained in this Agreement and required to be performed before the Closing have been performed and Seller is not in breach or default of any of Seller's obligations or representations or warranties contained in this Agreement.

            8.6 Abstract of Title. At the Closing, Seller shall deliver to Buyer a written abstract of title to the Real Property.

            8.7 Title Matters. All title matters shall have been satisfied in accordance with Section 10.4 and, other than the payment of the title insurance premium by Buyer, Chicago Title Company shall be irrevocably committed to issue the Title Policies pursuant to Section 10.5.

            8.8 Material Limitation. No statute, rule, regulation, executive order or final decree or preliminary or permanent injunction shall been enacted, entered or promulgated that would (a) impose any material limitation on the ability of Buyer to exercise full rights of ownership with respect to any of the Real Property; or (b) impose any new or increased fee or tax applicable to the Real Property.

            8.9 Consents. All material notices, consents, approvals and authorizations to and from any governmental authority or other person or entity necessary to permit Seller to transfer the Real Property to Buyer in the manner contemplated by this Agreement and to permit Buyer to own and operate the Real Property as presently conducted after the Closing Date, shall have been obtained.

      9. Conditions Precedent to Seller's Obligations. Seller's obligations under this Agreement to close the purchase and sale of the Real Property are subject to the satisfaction of all of the following conditions at or before the Closing Date; provided, however, the satisfaction of any of the following conditions may be waived by the Seller.

            9.1 Accuracy of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as if made at and as of the Closing Date.

            9.2 Buyer's Performance. On the Closing Date, all of the covenants, conditions, agreements, requirements and obligations of Buyer contained in this Agreement and required to be performed before the Closing by Buyer shall have been performed, and Buyer shall have materially complied with all terms or conditions of this Agreement applicable to Buyer.

            9.3 Opinion of Counsel for Buyer. Seller shall have received from Buyer's counsel an opinion, dated the Closing Date, in form and substance satisfactory to Seller and its respective counsel, that:

                  (a) Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has the power and authority to (i) consummate the transactions contemplated by this Agreement,
(ii) execute and deliver this Agreement and any other agreements, documents, instruments and certificates required to be delivered by Buyer thereby and perform its duties and obligations required to be performed thereunder; and
(iii) own and use the Real Property as presently conducted.

                  (b) This Agreement is a valid and legally binding agreement of Buyer and on the Closing Date will be enforceable against Buyer in accordance with its terms except to the extent that enforcement thereof may be limited by
(a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) Such counsel does not know of any suit, action, arbitration, legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Buyer seeking to enjoin the consummation of the transactions contemplated by this Agreement or if which determined adversely to Buyer would have a materially adverse effect on Buyer.

                  (d) To the knowledge of such counsel, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a default, or any event that would with notice or lapse of time, or both, constitute a default, under, or violation or breach of: (i) Buyer's Articles of Organization, Operating Agreement or any indenture, license, permit, lease, franchise, mortgage instrument or other material agreement to which Buyer is a party or by which Buyer or Buyer's properties may be bound, of which such counsel is aware; (ii) any existing federal or state constitution, statute, regulation or law to which Buyer is subject; or (iii) any existing judicial or administrative decree, writ, judgment or order to which Buyer is subject.

                  (e) To the knowledge of such counsel, no consent, approval, waiver, license or authorization by any person, entity or governmental authority under any statute or regulations required in connection with the execution, delivery and performance by Buyer of this Agreement any other agreements, documents, instruments and certificates required to be delivered by Buyer thereby.

            9.4 Litigation. On the Effective Date, (i) Buyer shall have executed and delivered to Seller, and shall have caused Cambridge Iowa Gaming Company, L.L.C. to have executed and delivered to Seller, a complete release of Seller, GDREC, Joseph P. Zwack, and all representatives and agents of Seller from any litigation and any claims related to the February, 1998 proposed sales transaction between Seller and Buyer (the "Release"), (ii) Buyer shall have executed and delivered to Seller a Stand Still Agreement pursuant to which Buyer shall agree not to continue or to commence prosecuting the foregoing litigation until the earlier to occur of (x) the termination of this Agreement, or (y) July 15, 1999, and (iii) Buyer shall have paid to Seller in escrow all of Seller's and Zwack's legal costs and expenses associated with the litigation regarding this matter in an amount not to exceed $12,000.00 (the "Litigation Expenses"). The Release and the Litigation Expenses shall be held in escrow in accordance with the terms and conditions of the Escrow Agreement. The Release and the Litigation Expenses shall be released from the Escrow and delivered to Seller
(i) upon Closing; (ii) in the event of Buyer's breach of any provision of this Agreement resulting in termination of this Agreement, (iii) in the event that Buyer is unable to obtain financing to close the transaction contemplated by this Agreement by July 15, 1999 resulting in termination of this Agreement, or
(iv) in the event that Buyer fails to file its license application by February 1, 1999 or fails to receive a license from the IRGC by July 15, 1998, resulting in termination of this Agreement.

            9.5 Officer's Certificate. Seller shall have received a Certificate from Buyer, dated as of the Closing Date, and executed by an officer of Buyer, to the effect that (a) all of the conditions contained in Section 7 and 9 have been satisfied; (b) all of the representations and warranties of Buyer contained in this Agreement are true and accurate as of the Closing Date; and (c) all of the covenants and agreements of Buyer contained in this Agreement and required to be performed before the Closing have been performed, and Buyer is not in breach or default of any of Buyer's obligations, representations or warranties contained in this Agreement.

            9.6 Consents. All material notices, consents, approvals, authorizations and waivers to or from any governmental authority or other person or entity necessary to permit Seller to transfer all of the Real Property to Buyer in the manner contemplated by this Agreement shall have been obtained.

      10. Closing and Title Matters.

            10.1 Closing. Provided that all of the conditions to the close of the transaction contemplated by this Agreement as set forth in Sections 7, 8 and 9 have been satisfied, the transaction shall close on the date selected by Buyer that is at least three (3) but no more than thirty (30) business days after all conditions contained in Sections 7, 8 and 9 are satisfied or waived, but in no event later than July 15, 1999 (the "Closing Date"). Buyer shall give Seller written notice specifying the Closing Date not less than five
(5) business days prior thereto.

            10.2 Seller's Deliveries. On or before the Closing Date, Seller shall deliver the following:

                  (a) A General Warranty Deed or Deeds (the "Deed") executed by Seller, which conveys title to the Portside Facility and the HCI Parking Lots.

                  (b) Written abstracts of title to the Real Property (the "Abstract");

                  (c) All such other documents properly executed by Seller, as appropriate, as may be necessary and desirable in the reasonable review of Buyer to effect all of the intent and purposes of this Agreement in relation to the Real Property, including, but not limited to, assignments of leases and subleases, assignments of agreements and any other documents necessary to transfer all or any portion of the Real Property, each of which documents and assignments shall be in form reasonably acceptable to Buyer and Buyer's legal counsel (the "Miscellaneous Documents");

                  (d) A Real Estate Transfer -- Declaration of Value in the form required by Iowa law from Seller;

                  (e) A Real Estate Transfer -- Groundwater Hazard Statement (DNR form - September 1991) in the form required by Iowa law from Seller;

                  (f) Information regarding Seller, as indicated in Treasury Regulation Section 1.6045-4(h), to comply with the information reporting provisions of Section 6045 of the IRC and the Treasury Regulations promulgated thereunder;

                  (c) The opinion of counsel for Seller;

                  (d) All of such other documents properly executed by Seller pertaining to the Real Property as necessary to effect all of the intents and purposes of this Agreement in relation to the Real Property;

                  (e) A Non-Foreign Seller Affidavit (the "FIRPTA Affidavit") from Seller, stating (i) that Seller is not a nonresident alien for the purposes of United States income taxation, a foreign corporation, a foreign partnership, a foreign trust or a foreign estate (ii) what the United States taxpayer identification number of Seller is and (iii) such other information as may be required by regulations promulgated pursuant to the Foreign Investment in Real Property Tax Act.; and

                  (f) The Assignment and Assumption Agreement, duly executed by Seller.

            10.3 Buyer's Deliveries. On or before the Closing Date, Buyer shall deliver:

                  (a) The Purchase Price;

                  (b) The Assignment and Assumption Agreement, duly executed by Buyer; and

                  (c) The opinion of counsel for Buyer.

            10.4 Unacceptable Title Matters; Disapproved Title Matters. Not later than the date thirty (30) days after the date of this Agreement, Seller will deliver the Abstract to Buyer. Buyer and Chicago Title Insurance Company shall have the opportunity to review the Abstract and all documents described therein. Within fifteen (15) days after the date Buyer and Chicago Title Insurance Company receive the Abstract, Buyer shall have the right to object in writing to any item contained in the Abstract deemed by Buyer or Chicago Title Insurance Company to be unacceptable (an "Unacceptable Title Matter"). Upon Buyer's making of such an objection to an Unacceptable Title Matter, such Unacceptable Title Matter shall be deemed to have been disapproved by Buyer ("Disapproved Title Matter,"). Disapproved Title Matters shall be deemed to include all of the following: any lien, security interest, mortgage, deed of trust, long term sales contract or similar encumbrance on the Real Property and any right to the Real Property of any person in possession of the Real Property other than persons allowed to use any of the Real Property pursuant to any of the Leases, subleases or agreements of Seller. The Real Property shall be conveyed by Seller to Buyer subject to the Leases. Notwithstanding the foregoing, Buyer shall not have the right to object to any of the following: (i) municipal and zoning ordinances; (ii) recorded building and use restrictions and covenants (provided Buyer's use of the Property as presently being used is not prevented or restricted); (iii) recorded easements for public utilities serving the Real Property; and (iv) general real estate taxes not yet due and payable. Buyer's failure to make an objection to an Unacceptable Title Matter shall be deemed to be Buyer's approval of that Unacceptable Title Matter and shall constitute Buyer's agreement that the Real Property shall be conveyed by Seller to Buyer subject to that Unacceptable Title Matter. Seller shall have fifteen
(15) days within which either to discharge at Seller's sole cost and expense a Disapproved Title Matter from the record title of the Real Property or to agree in writing that such discharge shall occur at Seller's sole cost and expense before the Closing Date. Seller's discharge of such Disapproved Title Matter from the record title of the Real Property or Seller's agreeing in writing that such discharge shall occur at Seller's sole cost and expense before the Closing Date shall constitute an express condition precedent to the performance of Buyer's obligations under this Agreement. If within such fifteen (15) days Seller cannot or will not discharge any Disapproved Title Matter from the record title of the Real Property or does not agree in writing that such discharge shall occur at Seller's sole cost and expense before the Closing Date, then Buyer may either (a) waive such Disapproved Title Matter and consummate the transactions contemplated by this Agreement in accordance with its terms, or
(b) terminate this Agreement. If Seller within such fifteen (15) days agrees in writing that such discharge shall occur at Seller's sole cost and expense before the Closing Date but Seller nevertheless fails to cause such discharge on or before the Closing Date, then, notwithstanding any other provision of this Agreement, Buyer may terminate this Agreement.

            10.5 Title Insurance. Within three (3) days after receipt of the Abstract, Buyer will order for its approval title commitments (the "Title Commitments") for all the Real Property from Chicago Title Insurance Company (National Office -- LA and Minneapolis, MN) (the "Title Company"). Buyer will be responsible for the costs and expenses of these Title Commitments but not for the title abstracts upon which said Title Commitments will be based. At the Closing, the Title Company shall issue to Buyer title insurance policies ("Title Policies") for each of the Real Property insuring Buyer in the aggregate in an amount of not less than the Purchase Price that title to the Real Property is vested in Buyer on the Closing Date, subject only to covenants, conditions and restrictions, if any, and any other matters of record appearing in the Title Commitments that Buyer has approved ("Permitted Title Exceptions"). Buyer shall be liable for and shall pay for the entire costs of such policy and any endorsements thereto.

            10.6 Charges to Seller. On or before the Closing Date, Seller shall pay the following:

                  (a) The cost of updating the Abstract;

                  (b) The tax on the transfer of real property provided for in applicable Iowa law;

                  (c) Any and all other real property taxes prorated to the Closing Date that result from or otherwise are related to the purchase and sale of the Real Property contemplated by this Agreement;

                  (d) All other taxes, if any, for the fiscal year then pending in relation to the Real Property, which taxes shall be prorated between Seller and Buyer as of the Closing Date; and

                  (e) All other charges allocated to Seller pursuant to this Agreement and other normal seller closing costs, if any, as reasonably determined in accordance with custom in Dubuque County, Iowa.

            10.7 Charges to Buyer. At or before the Closing, Buyer shall pay the following:

                  (a)   The cost of the title insurance requested by Buyer;

                  (b) The cost of recording the Deeds and any other documents to be recorded in accordance with the terms of this Agreement;

                  (c) All taxes, if any, for the fiscal year then pending in relation to the Real Property, which taxes shall be prorated between Seller and Buyer as of the Closing Date; and

                  (d) All other charges allocated to Buyer pursuant to this Agreement and other normal Buyer closing costs, if any, as reasonably determined in accordance with custom in Dubuque County, Iowa.

            10.8 Conditions Precedent to Buyer's Obligations. Buyer's obligations under this Agreement to close the purchase and sale of the Real Property are subject to all of the terms and provisions of Sections 7 and 8.

            10.9 Conditions Precedent to Seller's Obligations. Seller's obligations under this Agreement to close the purchase and sale of the Real Property are subject to all of the terms and provisions of Section 7 and 9.

            10.10 Obligations at the Closing. At the Closing, the parties shall:

                  (a) Cause the Deed and the Assignment and Assumption Agreement (or a separate assignment of leases, if any) to be recorded in the office of the County Recorder of Dubuque County, Iowa, and upon such recordation the beneficial ownership and the risk of loss of the Real Property shall pass from Seller to Buyer;

                  (b) Deliver to Buyer those documents set forth in Section 10.2 and other instruments conveying title to the Real Property to Buyer; and

                  (c) Deliver to Seller the Purchase Price and those documents set forth in Section 10.3.

            10.11 Prorations. The following matters and items shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party hereto, as of the Closing Date.

                  (a) Taxes, including, without limitation, real estate, personal property, business, and occupation taxes, if any (based on the most current available information), and water and sewer charges shall be prorated as of the Closing Date, or charged on the basis of applicable governmental records, and shall be readjusted when the actual bills are available, if necessary.

                  (b) Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated as of the Closing Date. All deposits, if any, made by Seller as security under any such public service contract shall be credited to Seller if the same remain on deposit for the benefit of Buyer. Where possible, cut-off meter readings shall be secured for all utilities as of the Closing Date.

                  (c) Any amount paid or payable under any lease or option agreement and any accrued rental and any percentage rental under all leases shall be prorated as and when collected. All security deposits held by Seller shall be transferred to Buyer, and all obligations with respect to such security deposits shall be assumed by Buyer on the Closing Date.

                  (d) Fees paid or payable for transferable licenses shall be prorated as of the Closing Date.

                  (e) With respect to the Real Property, Seller's insurance shall be canceled on the Closing Date, and Seller shall retain all prepaid premiums. Buyer shall arrange for immediate effectiveness of Buyer's own insurance coverage as of the Closing Date.

                  (f) On the Closing Date, such other items shall be prorated as are provided for in this Agreement or as are normally prorated and adjusted in the sale of real property, including, without limitation, all deposits and prepaid items that inure to the benefit of Buyer (including, but not limited to, prepaid insurance) and the interest on the Assumed Obligations and on any other obligations being assumed by Buyer hereunder as of the Closing Date.

In making apportionments, all rents and similar items shall be prorated on the basis of the number of days of occupancy before and after the time set for such adjustments to be made, and all prepaid taxes, charges and impositions shall be prorated on the basis of the number of days of the applicable tax year, or on the basis of unit costs or, if this is not practicable, on the basis of the number of days before and after that time.

      11. Closing Documents. As soon as practicable after the date of this Agreement, Seller shall prepare and submit to Buyer for Buyer's reasonable approval the form of the documents to be delivered on the Closing Date. On the Closing Date, Seller shall deliver to Buyer all final title transfer instruments and documents required to consummate the transactions contemplated by this Agreement to occur on the Closing Date on behalf of Seller, and Buyer shall deliver all final assumption or other agreements or documents required to consummate the transactions contemplated by this Agreement to occur on the Closing Date on behalf of Buyer. All instruments required to be recorded shall be in recordable form at the time of delivery by Seller or Buyer, as the case may be.

            11.1 Further Assurances. At any time and from time to time after the Closing Date at the request of Buyer and for no additional consideration, Seller shall execute and deliver such further instruments of transfer and assignment and take such other actions as Buyer reasonably may require to more effectively transfer and assign to and vest in Buyer all of the interests in the Real Property.

      12. Risk of Loss of Real Property. Between the date of this Agreement and the Closing Date, Seller assumes all risk of destruction, loss or damage to the Real Property due to any casualty. If any of the Real Property is damaged by any casualty, Buyer and Seller shall have the following rights and obligations:

            (a) If the damage is not substantial (as hereinafter defined), Buyer shall take title to the Real Property without abatement of the Purchase Price and be entitled to receive the insurance proceeds arising out of such damage, to the extent Seller has not theretofore used such proceeds to repair such damage without the approval of Buyer. On the Closing Date, if Seller has not repaired such damage, Seller shall execute whatever instruments are necessary to enable Buyer to receive the insurance proceeds arising from such damage. If the insurance proceeds arising from such damage are not sufficient to repair such damage, Buyer shall receive at the Closing, a credit against the Purchase Price equal to the estimated cost of repairing such damage in excess of the insurance proceeds paid to Buyer, as such amount shall be determined by a qualified independent third party selected by Buyer and Seller.

            (b) If the damage is substantial (as hereinafter defined), Buyer shall have the option of canceling this Agreement within sixty (60) days of receiving notice of such damage, or Buyer may accept the Real Property and thereupon be entitled to receive the insurance proceeds arising out of such damage, and the Purchase Price shall be abated to the extent such damage is not covered by the insurance proceeds, such abatement to be based on the difference between the amount of the insurance proceeds and the estimated cost to restore the damage as prepared by a qualified independent third party selected by Buyer and Seller.

            (c) If damage occurs, then such damage shall be deemed "substantial" if the same cannot be substantially repaired or restored within ninety (90) days after such damage occurs.

            (d) Buyer shall receive credit against the Purchase Price for the fair market value of any part of the Real Property to be sold hereunder not covered by insurance, which is damaged or destroyed between the date of this Agreement and the Closing Date.

      13. Termination.

            13.1 Grounds for Termination. This Agreement may be terminated at any time before the Closing Date:

                  (a) By mutual written agreement of Buyer and Seller;

                  (b) By Seller if any of the conditions set forth in Section 7 and 9 is not satisfied and has not been waived by Seller;

                  (c) By Buyer if any of the conditions set forth in Sections 7 and 8 is not satisfied and has not been waived by Buyer;

                  (d) By Buyer under the terms and provisions of Section 10.4;

                  (e) By Buyer under the terms and provisions of Section 16. or

                  (f) By Buyer or Seller if the Asset Purchase Agreement is terminated.

            13.2 Automatic Termination. This Agreement shall automatically terminate in the event that the transaction contemplated by this Agreement has not closed by July 15, 1999.

            13.3 Effect of Termination. If this Agreement is terminated as permitted in Section 13.1 or 13.2, then such termination shall be without liability to either party hereto and any of its respective shareholders, members, officers, directors, managers, employees, agents, consultants and representatives; provided, however, that, if such termination results from the failure of either party hereto to satisfy a condition to the performance of the obligations under this Agreement of the other party hereto, failure to perform a covenant of this Agreement or breach by either party hereto of this Agreement or any representation or warranty or agreement contained herein, then the non-breaching party hereto shall have the remedies set forth in Section 14.

      14. Remedies. Except as set forth in Section 16, the following shall be the exclusive remedies of the parties hereto in the event of a breach of this Agreement.

            14.1 Buyer's Remedies.

                  14.1.1 If Seller materially breaches this Agreement before the Closing Date, Buyer may terminate this Agreement and Buyer shall have all legal and equitable remedies available to it.

            14.2 Seller's Remedies.

                  14.2.1 If Buyer materially breaches this Agreement before the Closing Date, or if Buyer is not able to close the transaction contemplated by this Agreement by July 15, 1999, Seller may terminate this Agreement or forfeit this Agreement pursuant to Iowa Code Chapter 656 (1998), and Seller shall have all legal and equitable remedies available to it. Forfeiture under Iowa Code Chapter 656 shall not apply following the Closing.

            14.3 Attorneys' Fees. If a dispute arises with respect to this Agreement, then the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in ascertaining such party's rights and in preparing to enforce and/or defend and in enforcing and/or defending such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

      15. Indemnification.

            15.1 Buyer's Indemnification. Subject to the provisions of Section 14, for the period of eighteen (18) months following the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and/or any or all of Seller's officers, directors, managers, employees or agents from and against any and all incidents, claims, demands, actions, causes of action, suits, obligations, liabilities, losses, costs, damages or expenses, costs of investigation, and defense, counsel or attorneys' fees, whether under retainer or salary or otherwise, including, without limitation, interest, penalties and court costs (collectively, "Damages"), suffered or incurred by Seller and/or any or all of Seller's officers, directors, managers, employees or agents, which directly or indirectly arise, result from or relate to (a) any breach of, or any failure by Buyer to perform, any of Buyer's representations, warranties, covenants or agreements contained in this Agreement; (b) matters that occur or arise as a result of Buyer's action or failure to take action after the Closing, except as to such incidents, claims, demands, actions, causes of action, suits, obligations, liabilities, losses, costs, damages or expenses that are caused or claimed to be caused by or are a result of the acts or omissions of Seller or Seller's respective agents or employees, (c) any and all debts, obligations and liabilities of Seller specifically assumed by Buyer hereunder, and (d) actions or failure to act by Buyer or Buyer's representatives during the inspection and due diligence of the Real Property, (e) all obligations and liabilities arising after the Closing Date related to the Leases assumed by Buyer; and (f) any and all claims made by any broker, finder or agent claiming a fee or commission through Buyer. Notwithstanding any provision of this Section 15.1 to the contrary, the obligations of Buyer to indemnify the Seller for any and all debts, obligations and liabilities of Seller specifically assumed by Buyer hereunder shall extend for the length of the period of the debt, obligation or liability. If and to the extent Seller notifies Buyer in writing of a claim for indemnification on or prior to the eighteen (18th) month period after the Closing Date, Buyer shall continue to be obligated to provide indemnification hereunder with respect to such claim until such time that such claim is resolved and satisfied.

            15.2 Seller's Indemnification. Subject to the provisions of Section. 14, for the period of eighteen (18) months after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and/or any or all of their officers, directors, managers, employees or agents from and against any and all Damages suffered or incurred by Buyer and/or any or all of their officers, directors, managers, employees or agents, which directly or indirectly arise, result from or relate to (a) any breach of, or any failure by Seller to perform, any of Seller's representations, warranties, covenants or agreements contained in this Agreement; (b) matters that occur or arise as a result of action or failure to take action by Seller before the Closing Date, except as to such incidents, claims, demands, actions, causes of action, suits, obligations, liabilities, losses, costs, damages or expenses that are caused solely by or are a direct result solely of the acts or omissions of Buyer or Buyer's respective agents or employees, (c) any and all debts, obligations and liabilities of Seller not specifically assumed by Buyer hereunder, and (d) any and all claims made by any broker, finder or agent claiming a fee or commission through Seller. Notwithstanding the foregoing, (a) the indemnification obligations of Seller for breaches of representations and warranties regarding Organization and Standing (Section 4.1), Title (Section 4.2) and Taxes (Section 4.6) shall continue indefinitely beyond the eighteen (18) month indemnification period and the indemnification obligation regarding litigation (Section 4.3) shall continue for the applicable statutes of limitation and appeal period related thereto, and (b) if and to the extent Buyer notifies Seller in writing of a claim for indemnification on or prior to the eighteenth (18th) month period after the Closing Date, Seller shall continue to be obligated to provide indemnification hereunder with respect to such claim until such time that such claim is resolved and satisfied.

            15.3 Limitation on Indemnification. Notwithstanding any other provision hereof or of any applicable law, Buyer shall not be entitled to make a claim against the Seller as a result of a breach of representation, warranty or covenant which survives the Closing pursuant to Section 4 hereof against Seller unless such Claim, together with all other Claims of Buyer under Section 15.2 hereof, as well as all Claims under the Asset Purchase Agreement, exceed in the aggregate $200,000.00 (in which case Buyer shall be entitled to the entirety of such Claims); provided, however, that (i) such $200,000.00 minimum threshold with respect to indemnifiable Damages shall not apply to any Claim for indemnification made by Buyer under this Agreement with respect to (w) the breach or inaccuracy of any of the representations or warranties contained in
Section 4.1 (Organization, Standing in Authority), Section 4.2 (Title), Section
4.3 (Litigation) or Section 4.6 (Taxes), (x) the gross negligence, willful misconduct or fraud of Seller, (y) any Excluded Obligation, or (z) the failure of Seller to pay the amount of any adjustment to the Purchase Price in accordance with the provisions of this Agreement (the items described in the immediately preceding clauses (w), (x), (y) and (z), collectively, the "Seller Retained Liabilities" and (ii) except with respect to an indemnification obligation in respect to a Seller Retained Liability, Seller's indemnification obligation for Damages under Section 15.2 of this Agreement (including, without limitation, indemnification obligations with respect to environmental Claims under Section 4.22) shall not exceed in the aggregate (including Claims made under the Asset Purchase Agreement) $3,000,000.00. The amount of any indemnifiable Damages under Section 15.2 shall be reduced by (i) any insurance proceeds actually received with respect thereto (it being understood that after the satisfaction for indemnifiable Damages, hereunder, Buyer shall assign to Seller all of its right to unpaid insurance proceeds with respect to insurance coverage, but only to the extent applicable to such Damages), and (ii) the value of tax benefits actually obtained by Buyer, including without limitation by way of exclusion from income, deduction, credit or refund, or other taxable periods as a result of any adjustment. Notwithstanding anything to the contrary in this Agreement or in the Asset Purchase Agreement, Buyer shall be entitled to satisfy any Claim for indemnification under this Agreement or the Asset Purchase Agreement, except any indemnification obligation with respect of a Seller Retained Liability which shall be paid in cash or applied as an offset to the Purchase Price, by applying and offsetting such indemnification obligation against the Three Million Dollars ($3,000,000.00) of Preferred Membership Interests held in escrow pursuant to the terms of this Agreement and the Asset Purchase Agreement.

      16. Condemnation. Notwithstanding any other term or provision of this Agreement, in the event at any time before the Closing of any threatened, contemplated, commenced or consummated proceeding in eminent domain respecting any portion of the Real Property such that the balance thereof would not be deemed by Buyer to be sufficient to be used for Buyer's purposes, Buyer may, at its option, by written notice to Seller given within ten (10) days after Buyer is notified of such threatened, contemplated, commenced or consummated, proceeding, (a) terminate this Agreement by providing to Seller written notice to that effect or (b) elect to continue this Agreement and to close the purchase and sale of the Real Property contemplated by this Agreement, without any right to deduction or set-off, in which event Seller shall, at the Closing, pass to Buyer all of Seller's rights, title and interests in and to any condemnation award. If Buyer has elected to continue this Agreement under clause (b) above in this Section 16 then all negotiations and discussions with the condemning authority shall be conducted jointly by Seller and Buyer.

      17. No-Shop Agreement. From the date of this Agreement to the earliest to occur of (a) the date on which this Agreement is terminated, (b) the Closing Date, (c) July 15, 1999, or (d) such date mutually agreed upon by Buyer and Seller, neither Seller, Seller's members, Seller's authorized agents nor any of Seller's affiliates shall, directly or indirectly, solicit, initiate or encourage the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or a group relating to any acquisition or purchase of the Real Property, or any equity interest in Seller or of all or any portion of the Real Property or any tender or exchange offer, merger, consolidation. business combination, recapitalization, spin-off, liquidation, dissolution or similar transaction involving, directly or indirectly, Seller (each in an "Acquisition Proposal") or accept an Acquisition Proposal (other than an Acquisition Proposal proposed by Buyer). Seller shall immediately notify Buyer of any contact from any person other than Buyer regarding the possible sale or transfer of any interest in Seller or of all or any portion of the Real Property and the identity of the purchaser and the material terms and conditions of any Acquisition Proposal. Seller shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties (other than Buyer) conducted heretofore with respect to any Acquisition Proposal and request that all confidential information furnished on behalf of Seller be returned. Buyer shall have available to it all legal remedies in the event of a breach or violation of this Section 17 by Seller.

      18. Miscellaneous.

            18.1 Notices. Any notice or communication to be given under the terms of this Agreement ("Notice") shall be in writing and shall be personally delivered or sent by facsimile, overnight delivery or registered or certified mail, return receipt requested. Notice shall be effective (a) if personally delivered, when delivered; (b) if by facsimile, on the day of transmission thereof on a proper facsimile machine with confirmed answer back; (c) if by overnight delivery, on the day after delivery thereof to a reputable overnight courier service; and (d) if mailed, at midnight on the third business day after deposit in the mail, postage prepaid. Notices shall be addressed as follows:

             To Buyer at:     AB Capital, L.L.C.
                              c/o Jefferies & Company, Inc.
                              11100 Santa Monica Blvd.
                              Los Angeles, CA 90025
                              Attention: Brent Stevens
                              Fax No. (310) 575-5165

             With a copy to:  Ronald S. Brody, Esq.
                              Mayer, Brown & Platt
                              1675 Broadway
                              New York, NY 10019
                              Fax No. (212) 849-5600

             With a copy to:  John E. Hatherley, Esq.

                              Mitchell, Silberberg & Knupp, LLP
                              11377 West Almond Blvd.
                              Los Angeles, CA 90064-1683
                              Fax No. 310-312-3798

             To Seller at:    Donald Iverson, Manager
                              Harbor Community Investment, L.C.
                              P.O. Box 1683
                              Dubuque, Iowa 52004
                              Fax No. (319) 557-0549

             With copy to:    Douglas Gross, Esq.
                              Brown, Winick, Graves, Gross,
                              Baskerville and Schoenebaum, P.L.C.
                              601 Locust Street, Suite 1100
                              Des Moines, Iowa 50309
                              Fax No. (515) 283-0231

or at such other address as either Buyer or Seller from time to time may designate by Notice hereunder.

            18.2 Assignment, Third Parties, Binding Effect. Neither party may assign this Agreement without the prior written consent of the other. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest, any right or remedy under or by reason of this Agreement unless so stated herein expressly to the contrary. All covenants, agreements, representations and warranties of the parties hereto contained herein shall be binding on and inure to the benefit of Buyer and Seller and their successors and assigns.

            18.3 Expenses. Except as otherwise provided herein, Buyer and Seller shall bear all of their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the transactions contemplated by this Agreement.

            18.4 Captions. The captions appearing at the commencement of the Sections hereof are descriptive only and/or for convenience in reference to this Agreement and in no way whatsoever define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

            18.5 Waivers and Amendments. By mutual written agreement only, the parties hereto may amend this Agreement in any respect. The waiver of either party hereto of any breach of any term, covenant or condition of this Agreement shall not be deemed a continuing waiver of such term, covenant or condition, or a waiver of any subsequent breach of the same or any other term, covenant or condition of this Agreement. No oral statements or representations made before or after the date of this Agreement by either party hereto are binding on such party, and neither party hereto shall have the right to rely on such oral statements or representations.

            18.6 Further Assurances. Each of the parties hereto shall cooperate in the effectuation of the transactions contemplated hereby and to execute any and all additional documents or to take such additional actions as may be reasonably necessary or appropriate for such purpose.

            18.7 Severability. If any term, provision, covenant or condition of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remaining provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

            18.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Iowa and, in the event there is any litigation with respect to any term or condition of this Agreement, the obligations of Buyer and Seller hereunder shall be deemed performed at, and the venue for such litigation shall be, in the State of Iowa, and each party hereto waives any objection to the venue for any such litigation.

            18.9 Gender and Number. Whenever used in this Agreement and as required by context, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

            18.10 Time is of the Essence. Time is of the essence of this Agreement and in the performance and enforcement of each of the promises, covenants, representations and warranties of Buyer and Seller contained herein. For the purpose of computing any period of time prescribed herein or relating hereto, the first day shall be excluded. If the period of time is six (6) days or more, weekends and public holidays shall be included. An act required to be performed on a day shall be performed at or before the close of business on such day. If an act is required to be performed on a certain day, and such day is not a regular business day, then the time of performance or measurement shall be extended to and include the next regular business day.

            18.11 Calculation of Time. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies business days, provided that, if the date on which to perform any act or give any notice with respect to this Agreement falls on a Saturday, Sunday or state or national holiday, then such act or notice may be timely performed or given on the next succeeding day that is not a Saturday, Sunday or state or national holiday.

            18.12 Publicity. Except as may be required in connection with the submissions or approvals by the parties hereto to the Iowa Racing and Gaming Commission or as otherwise required by law, before the Closing no party hereto shall make or cause to be made any press release or public announcement with respect to any of the transactions contemplated by this Agreement or the execution of this Agreement or otherwise communicate with any news media with respect thereto without the prior written consent of the other party hereto. If any such announcement is so required by law, then Buyer and Seller shall cooperate as to the timing and contents of any such press release or public announcement.

            18.13 Entire and Sole Agreement. This Agreement, and all documents and instruments to be delivered on or before the Closing Date pursuant to its terms, constitutes the entire agreement between the parties hereto and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the documents and instruments to be delivered on or before the Closing Date, the parties hereto have not in any way relied, and shall not in any way rely, on any oral agreement, representation, warranty, statement, agreement in principle, promise or understanding not specifically set forth in this Agreement, in the Schedules or Exhibits hereto or in such documents or instruments.

            18.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            18.15 Facsimile Transmission. The facsimile transmission by one party hereto of a signed copy of the signature page of this Agreement to the other party hereto or such party's agent, followed by a facsimile transmission of an acknowledgement of receipt thereof, shall constitute the delivery of this Agreement. Each party hereto shall confirm such delivery by mailing or personally delivering to the other party hereto or such party's agent an executed original of this Agreement in its entirety.

      IN WITNESS WHEREOF, Buyer and Seller have duly executed and delivered this Agreement as of the date first written above.

BUYER:                                SELLER:

AB CAPITAL, L.L.C.                    HARBOR COMMUNITY INVESTMENT, L.C.,
                                      an Iowa limited-liability company

By: /s/ Brent Stevens                 By: /s/ Donald Iverson
   ----------------------------          -----------------------------------
   Brent Stevens                         Donald Iverson
                                         Manager